Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Alvotech Lux Holdings S.A.S. (“Alvotech”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Alvotech following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: Dec. 19, 2021

/s/ Ann Merchant
By: Ann Merchant